Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT
BIOSIG TECHNOLOGIES, INC.
2012 EQUITY INCENTIVE PLAN

1. Grant of Award.  Pursuant to the BioSig Technologies, Inc. 2012 Equity Incentive Plan (the “Plan”) for Employees, Consultants, and Directors of BioSig Technologies, Inc., a Delaware corporation (the “Company”), the Company grants to
Gregory Cash
(the “Participant”)
an Award of Restricted Stock in accordance with Section 8 of the Plan.  The number of Shares awarded under this Restricted Stock Award Agreement (this “Agreement”) is 100,000 Shares (the “Awarded Shares”).  The “Date of Grant” of this Award is May 31, 2017.
2. Subject to Plan.  This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement.  To the extent the terms of the Plan are inconsistent with the provisions of the Agreement, this Agreement shall control.  The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.
3. Vesting.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Shares shall be 100% fully vested on the Date of Grant.
4. Forfeiture of Awarded Shares.  The Awarded Shares shall be forfeited immediately upon the Participant’s revocation of his release of claims against the Company pursuant to Sections 6 and 8 of that certain General Release and Severance Agreement, dated as of May 31, 2017 (the “Release Agreement”).  Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company.
5. Restrictions on Awarded Shares.  Subject to the provisions of the Plan and the terms of this Agreement, from the Date of Grant until the date the Awarded Shares are no longer subject to the lock-up provisions of Section 14 hereof (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Awarded Shares.  Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Awarded Shares whenever it may determine that, by reason of changes in Applicable Laws or changes in circumstances after the date of this Agreement, such action is appropriate.
6. Delivery of Certificates.  The Company, as escrow agent, will hold the Awarded Shares until the Restriction Period has expired without forfeiture pursuant to Section 4.  The Awarded Shares will be released from escrow and certificates for Awarded Shares free of restriction under this Agreement shall be delivered to the Participant as soon as practicable after, and only after, the Restriction Period has expired without forfeiture pursuant to Section 4.
7. Rights of a Stockholder.  Except as provided in Section 4 and Section 5 above, the Participant shall have, with respect to his or her Awarded Shares, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any dividends thereon.  Any stock dividends paid with respect to Awarded Shares shall at all times be treated as Awarded Shares and shall be subject to all restrictions placed on Awarded Shares; any such stock dividends paid with respect to Awarded Shares shall vest as the Awarded Shares become vested.
8. Voting.  The Participant, as record holder of the Awarded Shares, has the exclusive right to vote, or consent with respect to, such Awarded Shares until such time as the Awarded Shares are transferred in accordance with this Agreement; provided, however, that this Section 8 shall not create any voting right where the holders of such Awarded Shares otherwise have no such right.
9. Adjustment to Number of Awarded Shares.  The number of Awarded Shares shall be subject to adjustment in accordance with Section 13 of the Plan.
10. Specific Performance.  The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
11. Participant’s Representations.  Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any Awarded Shares, and that the Company will not be obligated to issue any Awarded Shares to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws, rules, and regulations.
12. Investment Representation.  Unless the Awarded Shares are issued in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Shares which may be purchased and or received hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Shares are issued to him or her in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Shares shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.
13. Participant’s Acknowledgments.  The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
14. Lock-up Agreement.  The Participant agrees that he shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign, or otherwise encumber any of the Awarded Shares prior to the date that is the one-year anniversary of the Date of Grant.  In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization, or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted, or additional securities which are by reason of such transaction distributed with respect to any Awarded Shares subject to this Section 14 shall also immediately be subject to this Section 14.  Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Awarded Shares subject to this Section 14.  The Participant’s obligations under this Section 14 shall remain in effect until the earlier of (i) the date that is the one-year anniversary of the Date of Grant and (ii) the date the Awarded Shares are forfeited pursuant to Section 4 hereof.  In order to enable this covenant to be enforced, the Participant hereby consents to the placing of legends or stop transfer instructions with the Company’s transfer agent with respect to any Awarded Shares or securities convertible into or exercisable or exchangeable for Awarded Shares.
15. Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).
16. No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Consultant, or Director, or to interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Consultant, or Director at any time.
17. Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
18. Covenants and Agreements as Independent Agreements.  Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
19. Entire Agreement.  This Agreement, together with the Plan and the Release Agreement, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, the Release Agreement, or the Plan and that any agreement, statement, or promise that is not contained in this Agreement, the Release Agreement, or the Plan shall not be valid or binding or of any force or effect.
20. Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.  No person shall be permitted to acquire any Awarded Shares without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

21. Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.  Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.
22. Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.
23. Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
24. Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:
a. Notice to the Company shall be addressed and delivered as follows:
BioSig Technologies, Inc.
12424 Wilshire Blvd., Suite 745
Los Angeles, CA 90025
Attn:  Secretary
Fax:  310-820-8115

b. Notice to the Participant shall be addressed and delivered as set forth on the signature page.
25. Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include this Agreement in income under Section 83(b) of the Code, and the tax consequences of such election.  By execution of this Agreement, the Participant agrees that if the Participant makes such an election, the Participant shall provide the Company with written notice of such election in accordance with the regulations promulgated under Section 83(b) of the Code.  The Company or, if applicable, any Subsidiary (for purposes of this Section 25, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Award.  The Company, in its sole discretion, may permit the Participant receiving Shares issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award in whole or in part by: (i) paying cash; (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld; (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Company determines in its sole discretion; or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required by law to be withheld.  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

 [Remainder of Page Intentionally Left Blank.
Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.
COMPANY:

BIOSIG TECHNOLOGIES, INC.

By:  /s/ Kenneth Londoner
Name: Kenneth Londoner
Title: Executive Chairman

PARTICIPANT:

/s/ Gregory Cash
Signature

Name:  Gregory Cash
Address:  *